As filed with the Securities and Exchange Commission on June 17, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

☐ Pre-Effective Amendment No.

☒ Post-Effective Amendment No. 2

TIAA-CREF FUNDS

(Exact Name of Registrant as Specified in Charter)

730 Third Avenue

New York, New York 10017

(Address of Principal Executive Offices: Number, Street, City, State, Zip Code)

(800) 842-2733

(Area Code and Telephone Number)

Rachael M. Zufall, Esq.

Teachers Advisors, LLC

8500 Andrew Carnegie Blvd.

Charlotte, North Carolina 28262

(Name and Address of Agent for Service)

Copy to:

Christopher P. Harvey, Esq. Adam T. Teufel, Esq. Dechert LLP One International Place, 40th Floor 100 Oliver Street Boston, Massachusetts 02110	Christopher M. Rohrbacher, Esq. Nuveen Fund Advisors, LLC 333 West Wacker Drive Chicago, Illinois 60606	Eric F. Fess, Esq. Chapman and Cutler LLP 111 West Monroe Street Chicago, Illinois 60603

EXPLANATORY NOTE

The Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on February 27, 2019 pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended (File No. 333-229263), are incorporated herein by reference.

This amendment is being filed for the sole purpose of adding the following to Part C of the Registration Statement: the executed tax opinion of Dechert LLP, supporting the tax matters discussed in the Proxy Statement/Prospectus.

PART C

OTHER INFORMATION

Item 15. Indemnification

As a Delaware statutory trust, Registrant’s operations are governed by its Declaration of Trust dated as of April 15, 1999 (the “Declaration”). Generally, Delaware statutory trust shareholders are not personally liable for obligations of the Delaware statutory trust under Delaware law. The Delaware Statutory Trust Act (the “DSTA”) provides that a shareholder of a trust shall be entitled to the same limitation of liability extended to shareholders of private for-profit Delaware corporations. Registrant’s Declaration expressly provides that it has been organized under the DSTA and that the Declaration is to be governed by Delaware law. It is nevertheless possible that a Delaware statutory trust, such as Registrant, might become a party to an action in another state whose courts refuse to apply Delaware law, in which case Registrant’s shareholders could be subject to personal liability.

To protect Registrant’s shareholders against the risk of personal liability, the Declaration (i) contains an express disclaimer of shareholder liability for acts or obligations of Registrant and provides that notice of such disclaimer may be given in each agreement, obligation and instrument entered into or executed by Registrant or its trustees; (ii) provides for the indemnification out of Registrant’s property of any shareholders held personally liable for any obligations of Registrant or any series of Registrant; and (iii) provides that Registrant shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of Registrant and satisfy any judgment thereon. Thus, the risk of a shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which all of the following factors are present: (i) a court refuses to apply Delaware law; (ii) the liability arose under tort law or, if not, no contractual limitation of liability was in effect; and (iii) Registrant itself would be unable to meet its obligations. In the light of Delaware law, the nature of Registrant’s business and the nature of its assets, the risk of personal liability to a shareholder is remote.

The Declaration further provides that Registrant shall indemnify each of its trustees and officers against liabilities and expenses reasonably incurred by them, in connection with, or arising out of, any action, suit or proceeding, threatened against or otherwise involving such trustee or officer, directly or indirectly, by reason of being or having been a trustee or officer of Registrant. The Declaration does not authorize Registrant to indemnify any trustee or officer against any liability to which he or she would otherwise be subject by reason of or for willful misfeasance, bad faith, gross negligence or reckless disregard of such person’s duties.

Insofar as indemnification for liability arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to trustees, officers and controlling persons, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification may be against public policy as expressed in the Securities Act and may be, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

(1)		Charter of the Registrant

	a)	Declaration of Trust, dated as of April 15, 1999.1/

	b)	Form of Amendment dated May 22, 2002 to the Declaration of Trust dated April 15, 1999.4/

	c)	Declaration of Trust, dated as of April 15, 1999, as amended April 21, 2004 to add the TIAA-CREF Lifecycle Funds (the “Lifecycle Funds”).6/

	d)	Form of Amendment dated December 7, 2005 to the Declaration of Trust dated April 15, 1999.9/

	e)	Form of Amendment dated February 14, 2006 to the Declaration of Trust dated April 15, 1999.9/

	f)	Amendment dated August 7, 2006 to the Declaration of Trust.10/

	g)	Amendment dated October 2, 2006 to the Declaration of Trust.10/

	h)	Amendment dated July 17, 2007 to the Declaration of Trust.13/

	i)	Amendment dated August 29, 2008 to the Declaration of Trust.15/

	j)	Amendment dated February 10, 2009 to the Declaration of Trust.17/

	k)	Amendment dated May 12, 2009 to the Declaration of Trust.17/

	l)	Form of Amendment dated May 18, 2010 to the Declaration of Trust.19/

	m)	Form of Amendment dated December 7, 2010 to the Declaration of Trust.21/

	n)	Form of Amendment dated May 17, 2011 to the Declaration of Trust.23/

	o)	Form of Amendment dated September 13, 2011 to the Declaration of Trust.24/

	p)	Form of Amendment dated May 15, 2012 to the Declaration of Trust.27/

	q)	Form of Amendment dated December 4, 2012 to the Declaration of Trust.31/

	r)	Amendment dated December 3, 2013 to the Declaration of Trust.36/

	s)	Amendment dated May 13, 2014 to the Declaration of Trust.37/

	t)	Amendment dated May 12, 2015 to the Declaration of Trust.41/

	u)	Form of Amendment dated July 14, 2015 to the Declaration of Trust.43/

	v)	Form of Amendment dated as of February 9, 2016 to the Declaration of Trust.47/

	w)	Form of Amendment dated April 12, 2016 to the Declaration of Trust.47/

	x)	Form of Amendment dated September 13, 2016 to the Declaration of Trust.49/

	y)	Form of Amendment dated May 8, 2018 to the Declaration of Trust.56/

	z)	Form of Amendment dated July 17, 2018 to the Declaration of Trust.58/

(2)		By-laws—Registrant has adopted no bylaws

(3)		Voting Trust Agreement—Not Applicable

(4)		Agreement and Plan of Reorganization—Form of Agreement and Plan of Reorganization 63/

(5)		Instruments Defining Holders’ Rights—The relevant portions of Registrant’s Declaration of Trust are incorporated herein by reference to Exhibit 1 above

(6)		Investment Advisory Contracts

	a)	Investment Management Agreement by and between Registrant and Teacher Advisors, Inc. (“Advisors”), dated as of June 1, 1999.2/

	b)	Amendment to the Investment Management Agreement by and between Registrant and Advisors, dated as of September 3, 2002.4/

c)	Form of Expense Reimbursement Agreement by and between the Registrant and Advisors, dated as of February 1, 2004.5/

d)	Amendment to Investment Management Agreement by and between Registrant and Advisors, dated as of October 1, 2004, for the Lifecycle Funds.6/

e)	Form of Expense Reimbursement Agreement by and between the Registrant and Advisors, dated as of February 1, 2005.7/

f)	Form of Investment Management Agreement by and between the Registrant and Advisors, effective February 1, 2006.8/

g)	Form of Expense Reimbursement Agreement by and between the Registrant and Advisors, regarding the Growth Equity Fund dated as of February 1, 2006.8/

h)	Form of Expense Reimbursement Agreement between Registrant and Advisors effective February 1, 2006.8/

i)	Form of Fee Waiver for Growth & Income Fund and Lifecycle Funds effective February 1, 2006.8/

j)	Form of Amendment dated March 31, 2006 to the Investment Management Agreement by and between the Registrant and Advisors dated as of February 1, 2006.9/

k)	Form of Amendment dated March 31, 2006 to the Expense Reimbursement Agreement by and between the Registrant and Advisors dated as of February 1, 2006.9/

l)	Form of Amendment dated March 31, 2006 to the Fee Waiver Agreement for Certain TIAA-CREF Institutional Mutual Funds.9/

m)	Form of Amendment dated May 16, 2006 to the February 1, 2006 Expense Reimbursement Agreement regarding the Growth Equity Fund.10/

n)	Form of Amendment dated May 16, 2006 to the February 1, 2006 Expense Reimbursement Agreement.10/

o)	Form of Amendment dated May 16, 2006 to the February 1, 2006 Fee Waiver for Growth & Income Fund and Lifecycle Funds.10/

p)	Form of Amendment dated December 1, 2006 to the February 1, 2006 Fee Waiver Agreement for Certain TIAA-CREF Institutional Mutual Funds.10/

q)	Form of Amendment dated December 1, 2006 to the February 1, 2006 Expense Reimbursement Agreement regarding the Growth Equity Fund.10/

r)	Form of Amendment dated December 1, 2006 to the February 1, 2006 Expense Reimbursement Agreement.10/

s)	Form of Amendment dated December 6, 2006 to the February 1, 2006 Expense Reimbursement Agreement regarding the Retirement Class of the Lifecycle Funds.10/

t)	Form of Amendment dated January 17, 2007 to the Expense Reimbursement Agreement dated February 1, 2006.10/

u)	Form of Amendment dated November 30, 2007 to the Investment Management Agreement between Registrant and Advisors dated February 1, 2006.13/

v)	Form of Amendment dated November 30, 2007 to the February 1, 2006 Fee Waiver.13/

w)	Form of Amendment dated November 30, 2007 to the Expense Reimbursement Agreement by and between the Registrant and Advisors dated as of February 1, 2007.13/

x)	Form of Amendment dated February 1, 2008 to the February 1, 2006 Expense Reimbursement Agreement regarding the Growth Equity Fund.14/

y)	Form of Amendment dated February 1, 2008 to the February 1, 2006 Expense Reimbursement Agreement.14/

z)	Form of Amendment dated February 1, 2008 to the February 1, 2006 Fee Waiver Agreement for Growth & Income Fund and Lifecycle Funds.14/

aa)	Form of Sixth Amendment dated February 1, 2009 to the February 1, 2006 Fee Waiver Agreement for the TIAA-CREF Lifecycle Funds.16/

bb)	Form of Amendment dated February 1, 2009 to the February 1, 2006 Expense Reimbursement Agreement for TIAA-CREF Growth Equity Fund.16/

cc)	Form of Amendment dated February 1, 2009 to the February 1, 2006 Expense Reimbursement Agreement for the TIAA-CREF Funds.16/

dd)	Form of Amendment dated August 1, 2009 to the February 1, 2006 Expense Reimbursement Agreement for the TIAA-CREF Funds.18/

ee)	Form of Amendment dated September 10, 2009 to the Investment Management Agreement between Registrant and Advisors dated February 1, 2006.18/

ff)	Form of Amendment dated September 10, 2009 to the February 1, 2006 Expense Reimbursement Agreement for the TIAA-CREF Funds.18/

gg)	Form of Amended and Restated Fee Waiver Agreement dated February 1, 2010 for the TIAA-CREF Lifecycle Funds.19/

hh)	Form of Amended and Restated Expense Reimbursement Agreement dated February 1, 2010 for the TIAA-CREF Funds.19/

ii)	Form of Amendment dated May 1, 2010 to the Investment Management Agreement between Registrant and Advisors dated February 1, 2006.19/

jj)	Form of Amended and Restated Expense Reimbursement Agreement dated August 1, 2010 for the TIAA-CREF Funds.20/

kk)	Form of Amendment dated August 1, 2010 to the Investment Management Agreement between Registrant and Advisors dated February 1, 2006.20/

ll)	Form of Amended and Restated Fee Waiver Agreement between Registrant and Advisors for the TIAA-CREF Lifecycle Funds dated as of February 1, 2011.21/

mm)	Form of Amended and Restated Agreement to Suspend Distribution Plans between Registrant and TPIS for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of February 1, 2011.21/

nn)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors for the TIAA-CREF Funds dated as of February 1, 2011.21/

oo)	Form of Amendment dated April 28, 2011 to the Investment Management Agreement between Registrant and Advisors dated February 1, 2006.22/

pp)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors for the TIAA-CREF Funds dated as of February 1, 2011.22/

qq)	Form of Amendment to the Investment Management Agreement for TIAA-CREF Global Natural Resources Fund dated September 20, 2011.25/

rr)	Form of Amended and Restated Expense Reimbursement Agreement dated September 20, 2011 for TIAA-CREF Funds.25/

ss)	Amendment to the Investment Management Agreement between the Registrant and Advisors dated as of December 6, 2011.26/

tt)	Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of December 6, 2011.26/

uu)	Amended and Restated Investment Management Agreement between Registrant and Advisors dated as of January 2, 2012.26/

vv)	Form of Amendment to the Amended and Restated Investment Management Agreement between Registrant and Advisors dated as of March 1, 2012.26/

ww)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of March 1, 2012.26/

xx)	Form of Amendment to the Investment Management Agreement for TIAA-CREF Social Choice Bond Fund dated as of July 23, 2012.27/

yy)	Form of Amended and Restated Expense Reimbursement Agreement dated as of July 23, 2012 for TIAA-CREF Funds.27/

zz)	Form of Amended and Restated Expense Reimbursement Agreement for the TIAA-CREF Funds dated as of August 1, 2012.28/

aaa)	Form of Amended and Restated Expense Reimbursement Agreement for TIAA-CREF Social Choice Bond Fund dated as of September 21, 2012.29/

bbb)	Form of Amended and Restated Expense Reimbursement Agreement for TIAA-CREF Funds dated as of October 1, 2012.30/

ccc)	Form of Amended and Restated Fee Waiver Agreement between Registrant and Advisors for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of October 1, 2012.30/

ddd)	Form of Amended and Restated Expense Reimbursement Agreement for TIAA-CREF Funds dated as of March 1, 2013.32/

eee)	Form of Amendment to the Investment Management Agreement for TIAA-CREF International Opportunities Fund dated as of April 10, 2013.33/

fff)	Form of Amended and Restated Expense Reimbursement Agreement for TIAA-CREF Funds dated as of April 12, 2013.33/

ggg)	Form of Amended and Restated Expense Reimbursement Agreement for TIAA-CREF Funds dated as of August 1, 2013.34/

hhh)	Form of Amended and Restated Expense Reimbursement Agreement for TIAA-CREF Funds dated as of October 1, 2013.35/

iii)	Form of Amended and Restated Fee Waiver Agreement between Registrant and Advisors for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of October 1, 2013.35/

jjj)	Form of Amended and Restated Expense Reimbursement Agreement for TIAA-CREF Funds dated as of March 1, 2014.36/

kkk)	Form of Amendment to the Investment Management Agreement between Registrant and Advisors dated as of May 1, 2014.40/

lll)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of August 1, 2014.38/

mmm)	Form of Amendment to the Investment Management Agreement between Registrant and Advisors dated as of September 26, 2014.39/

nnn)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of September 26, 2014.39/

ooo)	Form of Amended and Restated Fee Waiver Agreement between Registrant and Advisors for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of September 26, 2014.39/

ppp)	Form of Amendment to the Amended and Restated Investment Management Agreement between Registrant and Advisors dated as of March 1, 2015.40/

qqq)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of January 1, 2015.40/

rrr)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of March 1, 2015.40/

sss)	Form of Amendment to the Investment Management Agreement between Registrant and Advisors dated as of July 31, 2015.42/

ttt)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of July 31, 2015.42/

uuu)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of October 1, 2015.44/

vvv)	Form of Amended and Restated Fee Waiver Agreement between Registrant and Advisors for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of October 1, 2015.44/

www)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of December 4, 2015.45/

xxx)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of March 1, 2016.46/

yyy)	Form of Amendment to the Amended and Restated Investment Management Agreement between Registrant and Advisors dated as of May 1, 2016.48/

zzz)	Form of Amendment to the Investment Management Agreement between Registrant and Advisors for the Small/Mid-Cap Equity Fund and the International Bond Fund dated as of August 1, 2016.48/

aaaa)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of August 1, 2016.48/

bbbb)	Form of Amended and Restated Fee Waiver Agreement between Registrant and Advisors for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of October 1, 2016.50/

cccc)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of October 1, 2016.50/

dddd)	Form of Amendment to the Investment Management Agreement between Registrant and Advisors for the International Small-Cap Equity Fund dated as of December 9, 2016.51/

eeee)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of December 9, 2016.53/

ffff)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of March 1, 2017.53/

	gggg)	Form of Amended and Restated Expense Reimbursement Agreement between Registrant and Advisors dated as of August 1, 2017.53/

	hhhh)	Amendment to the Amended and Restated Investment Management Agreement by and between the TIAA-CREF Funds (“TCF”) and Advisors dated as of May 1, 2017.54/

	iiii)	Form of Amended and Restated Expense Reimbursement Agreement by and between Registrant and Advisors dated as of October 1, 2017.54/

	jjjj)	Form of Amended and Restated Fee Waiver Agreement by and between Registrant and Advisors for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of October 1, 2017.54/

	kkkk)	Form of Fee Waiver Agreement for Certain TIAA-CREF Funds by and between Registrant and Advisors dated October 1, 2017.54/

	llll)	Form of Amended and Restated Expense Reimbursement Agreement by and between Registrant and Advisors dated as of March 1, 2018.55/

	mmmm)	Form of Amendment to the Investment Management Agreement for the TIAA-CREF 5-15 Year Laddered Tax-Exempt Bond Fund by and between Registrant and Advisors dated as of May 8, 2018.57/

	nnnn)	Form of Class W Management Fee Waiver/Reimbursement Agreement for Certain TIAA-CREF Funds dated as of August 1, 2018.57/

	oooo)	Form of Amended and Restated Expense Reimbursement Agreement by and between Registrant and Advisors dated as of August 1, 2018.59/

	pppp)	Form of Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of October 1, 2018.59/

	qqqq)	Form of Fee Waiver Agreement for Certain TIAA-CREF Funds by and between Registrant and Advisors dated as of October 1, 2018.59/

	rrrr)	Form of Operating Expense Reimbursement Agreement for Certain Series of the TIAA-CREF Funds by and between Registrant and Advisors dated as of October 1, 2018.59/

	ssss)	Form of Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of November 16, 2018.60/

	tttt)	Form of Amended and Restated Expense Reimbursement Agreement by and between Registrant and Advisors dated as of November 16, 2018.60/

	uuuu)	Form of Amended and Restated Expense Reimbursement Agreement by and between Registrant and Advisors dated as of March 1, 2019.62/

	vvvv)	Form of Amendment to the Amended and Restated Investment Management Agreement by and between Registrant and Advisors dated as of March 1, 2019.62/

(7)		Underwriting and Distribution Contracts

	a)	Distribution Agreement by and between Registrant and Teachers Personal Investors Services, Inc. (“TPIS”), dated as of June 1, 1999.2/

	b)	Selling Agreement by and between TPIS and TIAA-CREF Individual & Institutional Services, LLC (“Services”), dated as of June 1, 1999.3/

	c)	Amendment to Distribution Agreement by and between Registrant and TPIS, dated as of September 3, 2002.4/

	d)	Amendment to Distribution Agreement by and between Registrant and TPIS, dated as of October 1, 2004, for the Lifecycle Funds.6/

	e)	Amendment to Distribution Agreement by and between Registrant and TPIS, dated as of October 19, 2004.7/

	f)	Form of Amendment to Distribution Agreement for the TIAA-CREF Funds dated as of January 1, 2013.32/

	g)	Form of Amendment to Distribution Agreement between Registrant and TPIS dated as of July 31, 2015.42/

	h)	Form of Amendment to Distribution Agreement between Registrant and TPIS dated as of May 1, 2016.48/

(8)		Bonus, Profit Sharing or Pension Plans

	a)	TIAA and CREF Non-Employee Trustee and Member, and TIAA-CREF Mutual Funds and TIAA-CREF Institutional Mutual Funds Non-Employee Trustee, Long-Term Compensation Plan, as of January 1, 1998, as amended.5/

	b)	TIAA and CREF Non-Employee Trustee and Member, and TIAA-CREF Mutual Funds and TIAA-CREF Institutional Mutual Funds Non-Employee Trustee, Deferred Compensation Plan, as of June 1, 1998, as amended.5/

	c)	Non-Employee Trustee and Member Long-Term Compensation Plan, dated January 1, 2008.14/

	d)	Non-Employee Trustee and Member Deferred Compensation Plan, dated January 1, 2008.14/

(9)		Custodian Agreements

	a)	Custodian Agreement by and between Registrant and State Street Bank and Trust Company (“State Street”), dated as of June 11, 1999.3/

	b)	Custodian Agreement by and between Registrant and JPMorgan Chase Bank (“JPMorgan”), dated as of July 1, 2002.4/

	c)	Amendment to the Custodian Agreement by and between Registrant and JPMorgan, dated August 26, 2002.4/

	d)	Form of Master Custodian Agreement by and between Registrant and State Street dated November 20, 2007.13/

	e)	Form of Custodial Undertaking in Connection with Master Repurchase Agreement among Advisors, on behalf of Registrant, Goldman, Sachs & Co. and The Bank of New York Mellon, dated March 8, 2010.19/

(10)		Rule 12b-1 and Rule 18f-3 Plans

	a)	Distribution Plan for the Lifecycle Funds of Registrant adopted pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the “1940 Act”), dated October 1, 2004.6/

	b)	Distribution Plan for Retail Class Shares of Registrant, adopted pursuant to Rule 12b-1 of the 1940 Act, dated as of February 1, 2006.8/

	c)	Suspension of Distribution Plan Reimbursement Agreement by and between Registrant and TPIS dated effective February 1, 2006.8/

	d)	Form of Amendment dated March 31, 2006 to the Distribution Plan for the Retail Shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated February 1, 2006.9/

e)	Form of Amendment dated March 31, 2006 to the Suspension of Distribution Plan Reimbursement Agreement by and between the Funds and TPIS effective February 1, 2006.9/

f)	Form of Amendment dated May 16, 2006 to the Suspension of Distribution Plan Reimbursement Agreement by and between the Funds and TPIS effective February 1, 2006.10/

g)	Form of Amendment dated December 1, 2006 to the Suspension of Distribution Plan Reimbursement Agreement by and between the Funds and TPIS effective February 1, 2006.11/

h)	Form of Amendment dated November 30, 2007 to the Distribution Plan for the Retail Shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated October 1, 2004.13/

i)	Form of Distribution Plan for Lifecycle Retail Class Shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated November 30, 2007.13/

j)	Form of Amendment dated November 30, 2007 to the Suspension of Distribution Plan Reimbursement Agreement by and between the Funds and TPIS effective February 1, 2006.13/

k)	Form of Amendment dated December 1, 2006 to the Suspension of Distribution Plan Reimbursement Agreement by and between the Funds and TPIS effective February 1, 2008.14/

l)	Form of Sixth Amendment dated February 1, 2009 to the February 1, 2006 Agreement to Suspend Distribution Plans for TIAA-CREF Funds.16/

m)	Form of Amendment dated August 1, 2009 to the February 1, 2006 Agreement to Suspend Distribution Plans for TIAA-CREF Funds.18/

n)	Form of Distribution Plan for Premier Class Shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated September 10, 2009.18/

o)	Form of Distribution Plan for Retirement Class Shares of Registrant on behalf of the Lifecycle Index Funds adopted pursuant to Rule 12b-1 of the 1940 Act, dated September 10, 2009.18/

p)	Form of Distribution Plan for Retail Class Shares of Registrant on behalf of the Bond Index Fund adopted pursuant to Rule 12b-1 of the 1940 Act, dated September 10, 2009.18/

q)	Form of Amendment dated September 10, 2009 to the February 1, 2006 Agreement to Suspend Distribution Plans for TIAA-CREF Funds.18/

r)	Form of Amended and Restated Agreement to Suspend Distribution Plans dated February 1, 2010 for TIAA-CREF Funds.19/

s)	Form of Amended and Restated Distribution Plan for Premier Class Shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated July 20, 2010.20/

t)	Form of Amended and Restated Compensation Distribution Plan for Retail Class Shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated July 20, 2010.20/

u)	Form of Amended and Restated Distribution Plan for the Retirement Class Reimbursement Plan of Registrant Lifecycle Fund Series adopted pursuant to Rule 12b-1 of the 1940 Act, dated April 28, 2011.22/

v)	Form of Amended and Restated Agreement to Suspend Distribution Plans for the TIAA-CREF Lifecycle and Lifecycle Index Funds by and between Registrant and TPIS dated effective February 1, 2011.22/

w)	Form of Amended and Restated Distribution Plan for Retirement Class Compensation Plan of Registrant TIAA-CREF Lifecycle Index Funds adopted pursuant to Rule 12b-1 of the 1940 Act, dated April 28, 2011.22/

x)	Form of Amended and Restated Distribution Plan for Premier Class Compensation Plan of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated April 28, 2011.22/

y)	Form of Amended and Restated Distribution Plan for Retail Class Compensation Plan of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated September 20, 2011.25/

z)	Form of Amended and Restated Distribution Plan for Premier Class Compensation Plan of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated September 20, 2011.25/

aa)	Amended and Restated Distribution Plan for Retail Class shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated December 6, 2011.33/

bb)	Amended and Restated Distribution Plan for Premier Class Compensation Plan of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act, dated December 6, 2011.33/

cc)	Form of Amended and Restated Distribution Plan for Retail Class shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated July 23, 2012.27/

dd)	Form of Amended and Restated Distribution Plan for Premier Class shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated July 23, 2012.27/

ee)	Form of Amended and Restated Distribution Plan for Retail Class shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated January 1, 2013.32/

ff)	Form of Amended and Restated Distribution Plan for Retirement Class shares of the TIAA-CREF Lifecycle Funds of the Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated January 1, 2013.32/

gg)	Form of Amended and Restated Agreement to Suspend Distribution Plans for the TIAA-CREF Lifecycle and Lifecycle Index Funds by and between the Registrant and TPIS dated January 1, 2013.32/

hh)	Form of Amended and Restated Distribution Plans for Retail Class shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of March 28, 2013.33/

ii)	Form of Amended and Restated Distribution Plan for Premier Class shares of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of March 28, 2013.33/

jj)	Form of Amended and Restated Agreement to Suspend Distribution Plans for the TIAA-CREF Lifecycle and Lifecycle Index Funds by and between the Registrant and TPIS dated as of October 1, 2013.35/

kk)	Form of Amended and Restated Distribution Plan for the Premier Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of September 26, 2014.39/

ll)	Form of Amended and Restated Distribution Plan for the Retirement Class of the Registrant for the TIAA-CREF Lifecycle Funds adopted pursuant to Rule 12b-1 of the 1940 Act dated as of September 26, 2014.39/

mm)	Form of Amended and Restated Distribution Plan for the Retirement Class of the Registrant for the TIAA-CREF Lifecycle Index Funds adopted pursuant to Rule 12b-1 of the 1940 Act dated as of September 26, 2014.39/

nn)	Form of Amended and Restated Agreement to Suspend Distribution Plans for the TIAA-CREF Lifecycle and Lifecycle Index Funds by and between the Registrant and TPIS dated as of September 26, 2014.39/

oo)	Form of Amended and Restated Distribution Plan for the Retail Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of September 26, 2014.39/

pp)	Form of Amended and Restated Distribution Plan for the Retail Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of March 26, 2015.42/

qq)	Form of Amended and Restated Distribution Plan for the Retirement Class of Registrant for the TIAA-CREF Lifecycle and Lifecycle Index Funds adopted pursuant to Rule 12b-1 of the 1940 Act dated as of March 26, 2015.42/

rr)	Form of Amended and Restated Distribution Plan for the Retail Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of July 31, 2015.42/

ss)	Form of Amended and Restated Distribution Plan for the Premier Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of July 31, 2015.42/

tt)	Form of Amended and Restated Distribution Plan for the Retail Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of May 1, 2016.48/

uu)	Form of Amended and Restated Distribution Plan for the Premier Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of May 1, 2016.48/

vv)	Form of Amended and Restated Agreement to Suspend Distribution Plans for the TIAA-CREF Lifecycle and Lifecycle Index Funds dated as of October 1, 2016.50/

ww)	Form of Amended and Restated Distribution Plan for the Retail Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of May 1, 2016 (as supplemented on December 9, 2016).53/

xx)	Form of Amended and Restated Distribution Plan for the Premier Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of May 1, 2016 (as supplemented on December 9, 2016).53/

yy)	Form of Amended and Restated Agreement to Suspend Distribution Plans for the TIAA-CREF Lifecycle and Lifecycle Index Funds by and between the Registrant and TPIS dated as of October 1, 2017.54/

zz)	Form of Amended and Restated Distribution Plan for the Retail Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of May 1, 2016 (as supplemented on November 16, 2018).60/

aaa)	Form of Amended and Restated Distribution Plan for the Premier Class of Registrant adopted pursuant to Rule 12b-1 of the 1940 Act dated as of May 1, 2016 (as supplemented on November 16, 2018).60/

bbb)	Multiple Class Plan of Registrant adopted pursuant to Rule 18f-3 of the 1940 Act.4/

ccc)	Form of Amended and Restated Multiple Class Plan effective February 14, 2006.9/

ddd)	Form of Multiple Class Plan adopted pursuant to Rule 18f-3 of the 1940 Act with respect to the Lifecycle Funds effective January 17, 2007.10/

eee)	Form of Amendment dated November 30, 2007 to the Multiple Class (18f-3) Plan for the Lifecycle Funds.13/

fff)	Form of Amended and Restated Multiple Class (18f-3) Plan for the TCF Funds dated September 10, 2009.18/

ggg)	Form of Amended and Restated Multiple Class (18f-3) Plan for the Lifecycle and Lifecycle Index Funds dated September 10, 2009.18/

hhh)	Form of Amended and Restated Multiple Class (18f-3) Plan for the Lifecycle and Lifecycle Index Funds dated December 7, 2010.22/

	iii)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TCF Funds dated September 20, 2011.25/

	jjj)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TCF Funds dated December 6, 2011.33/

	kkk)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TCF Funds dated July 23, 2012.27/

	lll)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TCF Funds effective January 1, 2013.32/

	mmm)	Form of Amended and Restated Multiple Class Plan (18f-3) for the Lifecycle Funds and the Lifecycle Index Funds of the TIAA-CREF Funds effective January 1, 2013.32/

	nnn)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of March 28, 2013.33/

	ooo)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of September 26, 2014.39/

	ppp)	Form of Amended and Restated Multiple Class Plan (18f-3) for the Lifecycle Funds and the Lifecycle Index Funds of the TIAA-CREF Funds dated as of September 26, 2014.39/

	qqq)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of July 31, 2015.42/

	rrr)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of December 4, 2015.45/

	sss)	Form of Amended and Restated Multiple Class Plan (18f-3) for the Lifecycle Funds and the Lifecycle Index Funds of the TIAA-CREF Funds dated as of December 4, 2015.45/

	ttt)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of August 1, 2016.48/

	uuu)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of December 9, 2016.51/

	vvv)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of August 1, 2018.57/

	www)	Form of Amended and Restated Multiple Class Plan (18f-3) for the TIAA-CREF Funds dated as of November 16, 2018.60/

(11)		Opinion of Counsel Regarding Legality of the Securities Being Registered 61/

(12)		Tax Opinion of Counsel *

(13)		Other Material Contracts

	a)	Administration Agreement by and between Registrant and State Street, dated as of July 1, 1999.3/

	b)	Transfer Agency Agreement by and between Registrant and Boston Financial Data Services, Inc. (“BFDS”), dated as of July 1, 1999.3/

	c)	Transfer Agency and Service Agreement by and between Registrant and BFDS, dated as of July 1, 2002.4/

	d)	Service Agreement by and between Registrant and Advisors, dated as of May 22, 2002, as amended February 19, 2003, October 1, 2004, for the Lifecycle Funds and October 19, 2004.5/6/7/

e)	Form of Retirement Class Service Agreement by and between Registrant and Advisors dated as of February 1, 2006.8/

f)	Form of Amendment dated March 31, 2006 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006.9/

g)	Form of Transfer Agency Agreement by and between Registrant and BFDS, dated September 1, 2004.12/

h)	Form of Amendment dated November 30, 2007 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006.13/

i)	Form of Investment Accounting Agreement by and between Registrant and State Street dated November 20, 2007.13/

j)	Form of Amendment dated September 10, 2009 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006.18/

k)	Form of Amendment dated September 1, 2009 to the Transfer Agency Agreement between the Registrant and BFDS dated September 1, 2004.18/

l)	Form of Amendment dated August 1, 2010 to the Retirement Class Service Agreement by and between Registrant and Advisors with respect to Funds that offer Retirement Class Shares dated as of February 1, 2006.20/

m)	Form of Amendment dated April 1, 2011 to the Retirement Service Agreement by and between Registrant and Advisors.22/

n)	Form of Amendment dated August 31, 2010 to Transfer Agency and Service Agreement between Registrant and BFDS.22/

o)	Form of Amendment dated June 29, 2011 to Transfer Agency and Service Agreement between Registrant and BFDS.23/

p)	Form of Amendment to Retirement Service Agreement dated September 20, 2011 between Registrant and Advisors.23/

q)	Administrative Services Agreement between Registrant and Advisors dated as of January 2, 2012.26/

r)	Amendment to the Retirement Service Agreement between Registrant and Advisors dated as of December 6, 2011.26/

s)	Form of Amendment to Retirement Service Agreement dated July 23, 2012 between Registrant and Advisors.27/

t)	First Amendment dated May 31, 2012 to the Investment Accounting Agreement by and between Registrant and State Street.28/

u)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of April 10, 2013.33/

v)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of September 26, 2014.39/

w)	Form of Amendment dated June 25, 2014 (effective as of April 1, 2014) to the Transfer Agency and Service Agreement dated September 1, 2009 by and between Registrant and BFDS.39/

	x)	Form of Amendment dated July 15, 2014 (effective September 1, 2014) to the Transfer Agency and Service Agreement dated September 1, 2009 by and between Registrant and BFDS.39/

	y)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of July 31, 2015.42/

	z)	Shareholder Servicing Plan for Advisor Class Shares of Registrant dated as of December 4, 2015.45/

	aa)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of August 1, 2016.48/

	bb)	Form of Amendment to Retirement Service Agreement between Registrant and Advisors dated as of December 9, 2016.51/

	cc)	TIAA-CREF International Bond Fund Offshore Limited Appointment of Agent for Service of Process dated as of February 27, 2017.52/

	dd)	TIAA-CREF Funds Plan of Liquidation for the TIAA-CREF Global Natural Resources Fund dated as of December 5, 2017.55/

	ee)	Shareholder Servicing Plan for Advisor Class Shares of Registrant dated as of January 1, 2018.55/

	ff)	Form of Amendment to the Retirement Service Agreement between Registrant and Advisors dated as of November 16, 2018.60/

	gg)	Shareholder Servicing Plan for Advisor Class Shares of Registrant dated as of January 1, 2019.62/

(14)		Other Opinions

	a)	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Nuveen Core Bond Fund, Nuveen Core Plus Bond Fund, Nuveen High Income Bond Fund, Nuveen Inflation Protected Securities Fund and Nuveen Short Term Bond Fund, each a series of Nuveen Investment Funds, Inc.63/

	b)	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of TIAA- CREF Bond Fund, TIAA-CREF Bond Plus Fund, TIAA-CREF High-Yield Fund, TIAA-CREF Inflation-Linked Bond Fund and TIAA-CREF Short-Term Bond Fund, each a series of the TIAA- CREF Funds trust.63/

(15)		Omitted Financial Statements—Not Applicable

(16)		Powers of Attorney63/

(17)		Additional Exhibits—Not Applicable

*	Filed herewith.
1/	Incorporated herein by reference to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Securities and Exchange Commission (the “Commission”) on April 20, 1999.
2/	Incorporated herein by reference to Pre-Effective Amendment No. 1 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 11, 1999.
3/	Incorporated herein by reference to Pre-Effective Amendment No. 2 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 24, 1999.
4/	Incorporated herein by reference to Post-Effective Amendment No. 5 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 27, 2002.
5/	Incorporated herein by reference to Post-Effective Amendment No. 7 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 30, 2004.

6/	Incorporated herein by reference to Post-Effective Amendment No. 11 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 30, 2004.
7/	Incorporated herein by reference to Post-Effective Amendment No. 13 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 31, 2005.
8/	Incorporated herein by reference to Post-Effective Amendment No. 16 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 1, 2006.
9/	Incorporated herein by reference to Post-Effective Amendment No. 19 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on March 31, 2006.
10/	Incorporated herein by reference to Post-Effective Amendment No. 20 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 17, 2007.
11/	Incorporated herein by reference to Post-Effective Amendment No. 22 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 23, 2007.
12/	Incorporated herein by reference to Post-Effective Amendment No. 24 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 30, 2007.
13/	Incorporated herein by reference to Post-Effective Amendment No. 26 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on November 30, 2007.
14/	Incorporated herein by reference to Post-Effective Amendment No. 27 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 28, 2008.
15/	Incorporated herein by reference to Post-Effective Amendment No. 28 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on November 21, 2008.
16/	Incorporated herein by reference to Post-Effective Amendment No. 29 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 28, 2009.
17/	Incorporated herein by reference to Post-Effective Amendment No. 30 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 25, 2009.
18/	Incorporated herein by reference to Post-Effective Amendment No. 31 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 11, 2009.
19/	Incorporated herein by reference to Post-Effective Amendment No. 34 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 21, 2010.
20/	Incorporated herein by reference to Post-Effective Amendment No. 35 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on August 4, 2010.
21/	Incorporated herein by reference to Post-Effective Amendment No. 36 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 28, 2011.
22/	Incorporated herein by reference to Post-Effective Amendment No. 41 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on April 25, 2011.
23/	Incorporated herein by reference to Post-Effective Amendment No. 44 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 15, 2011.
24/	Incorporated herein by reference to Post-Effective Amendment No. 47 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 23, 2011.
25/	Incorporated herein by reference to Post-Effective Amendment No. 48 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 29, 2011.
26/	Incorporated herein by reference to Post-Effective Amendment No. 54 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 28, 2012.
27/	Incorporated herein by reference to Post-Effective Amendment No. 57 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 18, 2012.
28/	Incorporated herein by reference to Post-Effective Amendment No. 58 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 30, 2012.
29/	Incorporated herein by reference to Post-Effective Amendment No. 60 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 18, 2012.
30/	Incorporated herein by reference to Post-Effective Amendment No. 61 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 28, 2012.
31/	Incorporated herein by reference to Post-Effective Amendment No. 64 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on January 10, 2013.

32/	Incorporated herein by reference to Post-Effective Amendment No. 65 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2013.
33/	Incorporated herein by reference to Post-Effective Amendment No. 68 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on April 12, 2013.
34/	Incorporated herein by reference to Post-Effective Amendment No. 70 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 29, 2013.
35/	Incorporated herein by reference to Post-Effective Amendment No. 72 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 27, 2013.
36/	Incorporated herein by reference to Post-Effective Amendment No. 74 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2014.
37/	Incorporated herein by reference to Post-Effective Amendment No. 76 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on June 27, 2014.
38/	Incorporated herein by reference to Post-Effective Amendment No. 77 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 28, 2014.
39/	Incorporated herein by reference to Post-Effective Amendment No. 79 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 25, 2014.
40/	Incorporated herein by reference to Post-Effective Amendment No. 81 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 26, 2015.
41/	Incorporated herein by reference to Post-Effective Amendment No. 83 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 15, 2015.
42/	Incorporated herein by reference to Post-Effective Amendment No. 84 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 29, 2015.
43/	Incorporated herein by reference to Post-Effective Amendment No. 86 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 4, 2015.
44/	Incorporated herein by reference to Post-Effective Amendment No. 87 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 25, 2015.
45/	Incorporated herein by reference to Post-Effective Amendment No. 89 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on December 4, 2015.
46/	Incorporated herein by reference to Post-Effective Amendment No. 91 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 25, 2016.
47/	Incorporated herein by reference to Post-Effective Amendment No. 93 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 9, 2016.
48/	Incorporated herein by reference to Post-Effective Amendment No. 94 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 28, 2016.
49/	Incorporated herein by reference to Post-Effective Amendment No. 96 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 23, 2016.
50/	Incorporated herein by reference to Post-Effective Amendment No. 97 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 27, 2016.
51/	Incorporated herein by reference to Post-Effective Amendment No. 99 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on December 8, 2016.
52/	Incorporated herein by reference to Post-Effective Amendment No. 102 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2017.
53/	Incorporated herein by reference to Post-Effective Amendment No. 104 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 27, 2017.
54/	Incorporated herein by reference to Post-Effective Amendment No. 106 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 26, 2017.
55/	Incorporated herein by reference to Post-Effective Amendment No. 108 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 27, 2018.
56/	Incorporated herein by reference to Post-Effective Amendment No. 111 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on May 18, 2018.
57/	Incorporated herein by reference to Post-Effective Amendment No. 113 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on July 26, 2018.

58/	Incorporated herein by reference to Post-Effective Amendment No. 115 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on August 31, 2018.
59/	Incorporated herein by reference to Post-Effective Amendment No. 116 to the initial registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on September 27, 2018.
60/	Incorporated herein by reference to Post-Effective Amendment No. 118 to the registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on November 15, 2018.
61/	Incorporated herein by reference to the registration statement on Form N-14 (File No. 333-229263), as filed with the Commission on January 15, 2019.
62/	Incorporated herein by reference to Post-Effective Amendment No. 121 to the registration statement on Form N-1A (File No. 333-76651) as filed with the Commission on February 26, 2019.
63/	Incorporated herein by reference to Post-Effective Amendment No. 1 to the registration statement on Form N-14 (File No. 333-229263), as filed with the Commission on February 27, 2019.

UNDERTAKINGS

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant agrees that executed opinions of counsel supporting the tax matters discussed in the Proxy Statement/Prospectus will be filed with the Securities and Exchange Commission following the closing of the Reorganizations.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York, and the State of New York on the 17th day of June, 2019.

TIAA-CREF FUNDS

By:	/s/ Bradley Finkle
Name:	Bradley Finkle
Title:	Principal Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Bradley Finkle	Principal Executive Officer and President	June 17, 2019
Bradley Finkle	(Principal Executive Officer)

/s/ E. Scott Wickerham	Principal Financial Officer, Principal Accounting Officer and Treasurer	June 17, 2019
E. Scott Wickerham	(Principal Financial Officer and Accounting Officer)

SIGNATURE OF TRUSTEE	DATE	SIGNATURE OF TRUSTEE	DATE

*	June 17, 2019	*	June 17, 2019
Forrest Berkley		Thomas J. Kenny

*	June 17, 2019	*	June 17, 2019
Janice C. Eberly		James M. Poterba

*	June 17, 2019	*	June 17, 2019
Nancy A. Eckl		Maceo K. Sloan

*	June 17, 2019	*	June 17, 2019
Michael A. Forrester		Laura T. Starks

*	June 17, 2019
Howell E. Jackson

/s/ Rachael M. Zufall	June 17, 2019
Rachael M. Zufall as attorney-in-fact

*	Signed by Rachael M. Zufall pursuant to powers of attorney previously filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Exhibit No.	Name of Exhibit

(12)	Tax Opinion of Counsel.